Exhibit 4.5


THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO GREENMAN TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                   SECURED CONVERTIBLE MINIMUM BORROWING NOTE

            FOR VALUE RECEIVED, GREENMAN TECHNOLOGIES, INC. a Delaware corporation (the "Borrower") promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the "Holder") or its registered assigns, on order, the sum of One Million Dollars ($1,000,000), of, if different, the aggregate principal amount of all "Loans" (as such term is defined in the Security Agreement referred to below), together with any accrued and unpaid interest hereon, on June 30, 2007 (the "Maturity Date").

            Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security Agreement between Borrower, certain Subsidiaries of the Borrower and the Holder dated as of June 30, 2004 (as amended, modified and supplemented from time to time, the "Security Agreement").

The following terms shall apply to this Minimum Borrowing Note (the "Note"):

                                   ARTICLE I
                                    INTEREST

      1.1 Contract Rate. Subject to Sections 5.3 and 6.7 hereof, interest payable on this Note shall accrue at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus one percent (1%) (the "Contract Rate"). The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate in accordance with the terms of the Security Agreement. Subject to Section 1.2, the Contract Rate shall not be less than five percent (5%).

      1.2 Contract Rate Adjustments and Payments. The Contract Rate shall be calculated on the last business day of each month hereafter until the Maturity Date (each a "Determination Date") and shall be subject to adjustment as set forth herein. If (i) the Borrower shall have registered the shares of the Borrower's common stock underlying each of the conversion of the Note and that certain warrant issued to Holder on a registration statement declared effective by the Securities and Exchange Commission (the "SEC"), and (ii) the market price (the "Market Price") of the Common Stock as reported by Bloomberg, L.P. on the
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Principal Market (as defined below) for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Interest Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2.0.%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. If (i) the Borrower shall not have registered the shares of the Borrower's common stock underlying the conversion of the Note and that certain warrant issued to Holder on a registration statement declared effective by the SEC and which remains effective, and (ii) the Market Price of the Common Stock as reported by Bloomberg, L.P. on the principal market for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be decreased by 100 basis points (100 b.p.) (1.0.%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained in herein), in no event shall the Contract Rate be less than zero percent (0%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on July 1, 2004 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a "Contract Rate Payment Date").

                                   ARTICLE II
                          ADVANCES, PAYMENTS UNDER NOTE

            2.1. Mechanics of Advances. All Loans evidenced by this Note shall be made in accordance with the terms and provisions of the Security Agreement.

            2.2. Fixed Conversion Price. For purposes hereof, subject to Section
3.5 hereof, the initial "Fixed Conversion Price" means $1.31.

            2.3. No Effective Registration. Notwithstanding anything to the contrary herein, the Holder shall not be required accept shares of Common Stock as payment following a conversion by the Holder if there fails to exist an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued, or if an Event of Default hereunder exists and is continuing, unless such requirement is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

            2.4. Optional Redemption in Cash. The Borrower will have the option of prepaying this Note ("Optional Redemption") by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Security Agreement, or any Ancillary Agreement (as defined in the Security Agreement) (the "Redemption Amount") on the day written notice of redemption (the "Notice of Redemption") is given to the Holder. The Notice of Redemption shall specify


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the date for such Optional Redemption (the "Redemption Payment Date") which date shall be seven (7) days after the date of the Notice of Redemption (the "Redemption Period") . A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has previously delivered a Notice of Conversion (defined below) pursuant to Section 3.1, or for conversions elected to be made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder's conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount
(plus any additional interest and fees accruing on the Notes during the Redemption Period) must be irrevocably paid in full in immediately available funds to the Holder. In the event the Borrower fails to pay the Redemption
Amount on the Redemption Payment Date, then such Redemption Notice will be null and void.

                                  ARTICLE III
                           HOLDER'S CONVERSION RIGHTS

            3.1. Optional Conversion. Subject to the terms of this Article III, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default (as defined in Article
V), and, subject to the limitations set forth in Section 3.2 hereof, to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of the Common Stock at the Fixed Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as the "Conversion Shares."

            3.2. Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of the Note an amount that would (a) be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by such Holder including those issuable upon exercise of warrants held by such Holder would exceed 4.99% of the outstanding shares of Common Stock of the Borrower at the time of conversion or (b) exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the five (5) day trading period immediately preceding delivery of a Notice of Conversion to the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in this Section 3.2 shall automatically become null and void without any notice to Borrower upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 90 days prior notice to the Borrower, except that at no time shall the beneficial ownership of the Holder exceed 19.99% of the Common Stock. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Borrower and acquirable by the Holder at a price below $1.19 per share pursuant to the terms of this Note, any other Minimum Borrowing Note, any Revolving Note, any Ancillary Agreement, the Securities Purchase Agreement and/or any Related Agreement (as defined in the Securities Purchase Agreement), shall not exceed an aggregate of 3,801,237 shares of the Borrower's Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the "Maximum Common Stock Issuance"), unless the issuance of shares hereunder


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

in excess of the Maximum Common Stock Issuance shall first be approved by the Borrower's shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of this Note, any other Minimum Borrowing Note, any Revolving Note, any Ancillary Agreement, the Securities Purchase Agreement and/or any Related Agreement, together with the number of shares of Common Stock that would then be issuable by the Borrower to the Holder in the event of a conversion or exercise pursuant to the terms of this Note, any other Minimum Borrowing Note, any Revolving Note, any Ancillary Agreement, the Securities Purchase Agreement and/or any Related Agreement, would exceed the Maximum Common Stock Issuance but for this Section 3.2, the Borrower shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance.

            3.3. Mechanics of Holder's Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("Notice of Conversion") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "Conversion Date"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

            3.4. Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of such shares in the form required pursuant to this Article III upon conversion of the Note, in the amount equal to $500 per business day after the Delivery Date. The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand.

            3.5. Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.2 shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:


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

                  A. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after such reclassification or other change at the sole election of the Holder.

                  B. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Borrower in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                  C. Share Issuances. Subject to the provisions of this Section 2.4, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower; or (iv) shares of Common Stock not to exceed 250,000 in the aggregate (as calculated on the date hereof and appropriately adjusted for any subdivision, combination or similar event), so long as (x) such shares are restricted and do not become freely or publicly traded in any respect prior to the one year anniversary of the issuance thereof , (y) such shares are issued at a price per share no lees than 100% of the average closing price of the Common Stock for the 10 days prior to the issuance thereof and (z) such shares are issued in connection with acquisitions, joint ventures and other business development initiatives) for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities.

                  D. Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Subsection C above, the following shall apply:

                        (a) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Borrower for any underwriting of the issue or otherwise in connection therewith;

                        (b) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as


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

determined in good faith by the Board of Directors of the Borrower (irrespective of the accounting treatment thereof); and

                        (c) Upon any such exercise, the aggregate consideration received for such securities shall be deemed to be the consideration received by the Borrower for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Borrower upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this Subsection (D)).

            E. Further Adjustment. With respect to every $1 million of conversions made under this Minimum Borrowing Note, any other Minimum Borrowing Note or the Revolving Note, the then applicable Fixed Conversion Price shall be adjusted to equal 110% of the average closing price for the twenty two (22) trading days prior to the last day of the period during which such $1 million has been converted, solely to the extent that such an adjustment would result in an increase to the Fixed Conversion Price.

            3.6. Reservation of Shares. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

            3.7. Registration Rights. The Holder has been granted registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as more fully set forth in a Registration Rights Agreement dated as of the date hereof between the Borrower and the Holder. ARTICLE IV EVENTS OF DEFAULT

            4.1 Events of Default. The occurrence of any of the events set forth in Section 19 of the Security Agreement (subject to any applicable period to cure such Event of Default as set forth in the Security Agreement, this Note or any Ancillary Agreement) shall be an Event of Default ("Event of Default").

                           DEFAULT RELATED PROVISIONS

            4.2 Payment Grace Period. The Borrower shall have a three (3) business day grace period to pay any monetary amounts due under this Note or the Security Agreement or any Ancillary Agreements, after which grace period a default interest rate of ten percent (10%) per annum above the then applicable interest rate hereunder shall apply to the monetary amounts due.

            4.2 Conversion Privileges. The conversion privileges set forth in
Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.


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

            4.4 Cumulative Remedies. The remedies under this Note shall be cumulative.

                                   ARTICLE V
                                DEFAULT PAYMENTS

            5.1. Default Payment. If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder under the Security Agreement and all obligations of Borrower under the Security Agreement, to require the Borrower to make a Default Payment ("Default Payment"). The Default Payment shall be 20% of the outstanding principal amount of the Note. If required, such Default Payment shall be in addition to the Borrower's obligation to pay any then outstanding principal, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. Payment upon default shall be applied first to any fees due and payable to Holder pursuant to the Notes or the Ancillary Agreements, then to accrued and unpaid interest due on the Notes and then to outstanding principal balance of the Notes.

            5.2. Default Payment Date and Default Notice Period. The Default Payment (if required) and any and all other payments of principal, accrued and unpaid interest and other unpaid fees hereunder shall be due and payable on the fifth business day after an Event of Default as defined in Article IV ("Default Payment Date") has occurred and is continuing beyond any applicable grace period. The period between date upon which of an Event of Default has occurred and is continuing beyond any applicable grace period and the Default Payment Date shall be the "Default Period." If during the Default Period, the Borrower cures the Event of Default, the Event of Default will no longer exist and any additional rights the Holder had triggered by the occurrence and continuance of an Event of Default will no longer exist. If the Event of Default is not cured during the Default Notice Period, all amounts payable hereunder shall be due and payable on the Default Payment Date, all without further demand, presentment or notice, or grace period, all of which hereby are expressly waived.

            5.3. Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, interest on this Note shall automatically be increased to two percent (2.0%) per month, and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at such interest rate applicable to such Obligations until such Event of Default is cured or waived.

            5.4. Cumulative Remedies. The remedies under this Note shall be cumulative.


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

                                   ARTICLE VI
                                  MISCELLANEOUS

            6.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            6.2. Notices. Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Security Agreement.

            6.3. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

            6.4. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement.

            6.5. Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

            6.6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court order in favor of Holder.

            6.7. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum


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permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

            6.8. Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in (x) the Security Agreement and (y) the Master Security Agreement dated as of the date hereof and (ii) pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

            6.9. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

      [Balance of page intentionally left blank; signature page follows.]


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            IN WITNESS WHEREOF, the Borrower has caused this Secured Convertible
Minimum Borrowing Note to be signed in its name effective as of this 30th day of June, 2004.

                                        GREENMAN TECHNOLOGIES, INC.


                                        By: /s/ Robert H. Davis
                                        Name: Robert H. Davis
                                        Title: Chief Executive Officer

WITNESS:


--------------------------


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                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

            The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Secured Convertible Minimum Borrowing
Note issued by GreenMan Technologies, Inc. on June 30, 2004 into Shares of Common Stock of GreenMan Technologies, Inc. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:
                          ------------------------------------------------------

Conversion Price:
                          ------------------------------------------------------

Shares To Be Delivered:
                          ------------------------------------------------------

Signature:
                          ------------------------------------------------------

Print Name:
                          ------------------------------------------------------

Address:
                          ------------------------------------------------------


                          ------------------------------------------------------
Holder DWAC
instructions
                          ------------------------------------------------------


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